Exhibit 99.1

Jack Cooper Enterprises, Inc. Announces Retirement of $131.2 Million of Existing PIK Notes Through Exchange Transactions

ATLANTA, December 8, 2016 — Jack Cooper Enterprises, Inc. (the “Company”) announced today its previously reported exchange transactions that will result in $131.2 million of its 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “Existing PIK Notes”) being retired.

Michael Riggs, the Company’s CEO, commented: “We are pleased to announce the results of the public and private exchange transactions for the Existing PIK Notes. The exchange transactions will result in over $131 million of Existing PIK Notes being extinguished for the Company. This deleveraging event is a milestone in the Company’s efforts to create a healthy and sustainable balance sheet for all of our constituencies — including our lenders and investors, employees, unions, owners, and most importantly, our customers.  In addition, as of today the Company had cash on hand in excess of $23 million after paying the semi-annual interest payment on November 30th and after giving effect to the payment of the cash consideration due as part of the exchange transactions.”

The exchange transactions included an unregistered offer to exchange (the “Exchange Offer”) up to $80,450,000 aggregate principal amount of Existing PIK Notes and a private exchange (the “Private Exchange”) with certain holders of the Existing PIK Notes that beneficially own approximately $96,919,778 aggregate principal amount (representing 51.9% of the total Existing PIK Notes outstanding) of the Existing PIK Notes (the “Private Exchange Noteholders”).

As of the Expiration Time of the Exchange Offer (which was 12:01 a.m., New York City time, on December 8, 2016), $34,268,763 aggregate principal amount of Existing PIK Notes had been validly tendered and not withdrawn in the Exchange Offer.  The Exchange Offer included an exchange of Existing PIK Notes for (i) cash and (ii) warrants to purchase shares of Class B Common Stock of the Company, par value $0.0001 per share (“Class B Common Stock”), that are each exercisable into one share of Class B Common Stock (the “Exchange Warrants”), upon the terms and conditions included in the confidential offering memorandum, dated November 1, 2016, as amended (the “Offering Memorandum”).  The settlement of the Exchange Offer is expected to occur tomorrow, on December 9, 2016.

The Private Exchange for an additional $96,919,778 aggregate principal amount of the Existing PIK Notes will settle concurrently with the Exchange Offer. In the Private Exchange, the Private Exchange Noteholders will also receive cash and Exchange Warrants.  As noted above, the settlement of the Exchange Offer and the Private Exchange will result in the retirement of $131.2 million of Existing PIK Notes.

With the successful completion of the deleveraging transactions, the Company’s primary focus will continue to be customer service and operational efficiencies.  The Company will also continue to evaluate additional deleveraging transactions.

J.P. Morgan Securities, LLC and Imperial Capital, LLC served as Dealer Managers for the Exchange Offer.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to exchange any of the Existing PIK Notes.  The Exchange Offer was

made pursuant to the exchange offer documents, including the Offering Memorandum and the related letter of transmittal and eligibility letter.

Forward-Looking Statements

Statements made in this news release which describe the Company’s intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions.  Examples of forward-looking statements in this news release are statements about the expected timing of the settlements of the Exchange Offer and Private Exchange, the Company’s liquidity and the Company’s primary focus following the deleveraging transactions. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the Company’s actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things the risks described under the caption “Risk Factors” in Jack Cooper Holdings Corp.’s Annual Report for the year ended December 31, 2015 and in the Offering Memorandum.